UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2010

LUNA INNOVATIONS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-52008	54-1560050
(Commission File No.)	(IRS Employer Identification No.)

1 Riverside Circle, Suite 400

Roanoke, Virginia 24016

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 540-769-8400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2010, the Compensation Committee of the Board of Directors of Luna Innovations Incorporated (the “Company”) adopted an incentive compensation plan for the Company’s senior management, including Kent A. Murphy, Ph.D., the Company’s Chief Executive Officer, Dale E. Messick, the Company’s Chief Financial Officer, Scott A. Graeff, the Company’s Chief Commercialization Officer, and Mark Froggatt, Ph.D., the Company’s Chief Technology Officer (collectively, the “Named Executive Officers”), for the year ending December 31, 2010 (the “Incentive Compensation Plan”). The Incentive Compensation Plan, as applied to the Named Executive Officers, is designed to reward these officers for achieving certain business objectives. Pursuant to the Incentive Compensation Plan, the Compensation Committee has set the target cash bonus payout for each of the Named Executive Officers at 50% of such officer’s base salary.

Bonuses will only be payable under the Incentive Compensation Plan in the event that the Company’s cash balance as of December 31, 2010, after deducting the then outstanding principal and interest balances under the Company’s line of credit with a bank, exceeds a specified level. If the Company’s net cash as of December 31, 2010 exceeds the specified amount, a portion of the excess will be available for payment as a bonus, subject to the Company achieving specified minimum EBITDA levels, adjusted as appropriate by the Compensation Committee for any significant and unplanned revenues or expenses, and subject to the Company’s compliance with EBITDA covenants under its line of credit. The maximum amount payable to any officer will be equal to 50% of such officer’s annual base salary.

In addition, any payments under the Incentive Compensation Plan may not result in the Company’s quick ratio under its revolving line of credit, which is equal to cash plus accounts receivable, divided by current liabilities other than deferred revenue, or the Company’s current liquidity, defined as cash plus accounts receivable, minus accounts payable and principal and interest balances then outstanding on the line of credit, being below specified levels as of December 31, 2010.

Amounts earned under the Incentive Compensation Plan, if any, would be paid following approval by the Compensation Committee, which is expected to be in the first quarter of 2011.

The foregoing description of the Incentive Compensation Plan is not complete and is qualified in its entirety by reference to the Incentive Compensation Plan, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2010	LUNA INNOVATIONS INCORPORATED

	By:	/s/ Talfourd H. Kemper, Jr.
Talfourd H. Kemper, Jr.
Vice President and General Counsel